Exhibit 99.1

Span-America Declares Special Cash Dividend of $1.00 Per Share and Declares Regular Quarterly Dividend of $0.125 Per Share

GREENVILLE, S.C.--(BUSINESS WIRE)--November 8, 2012--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that the Board of Directors declared a special cash dividend of $1.00 per share. The Board of Directors also declared a regular quarterly cash dividend of 12.5 cents ($0.125) per share. The special dividend and regular quarterly dividend are payable December 4, 2012, to shareholders of record on November 21, 2012. This will be our 92nd consecutive quarterly dividend and our fourth special cash dividend payment.

“The special cash dividend of $1.00 per share highlights Span-America’s strong financial position, our continued growth in earnings and excellent cash flow from operations during fiscal 2012,” stated Jim Ferguson, president and chief executive officer of Span-America. “Our regular quarterly dividend payment also represents a 13.6% increase in the cash dividend compared with the same quarter last year and marks the 92nd consecutive quarter of paying cash dividends. Our Board of Directors remains committed to building long-term shareholder value by returning a portion of the company’s earnings to shareholders through our cash dividend program.”

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer